EXHIBIT E

                        INVESTMENT ADVISER CODE OF ETHICS

                                 CODE OF ETHICS

                                       FOR

                         HORIZON ASSET MANAGEMENT, INC.


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                         HORIZON ASSET MANAGEMENT, INC.

                         POLICY STATEMENT AND PROCEDURES
                     UNDER SECTION 204A OF THE ADVISERS ACT
                     TO PREVENT MISUSE OF INSIDE INFORMATION




INTRODUCTION

     The  Insider  Trading and  Securities  Fraud  Enforcement  Act of 1988 (the
"Insider Trading Act"), enacted on November 19, 1988, contains significant provisions relating to broker-dealer and investment adviser employee supervision. Under the Insider Trading Act, for the first time, broker-dealers and investment advisers have an affirmative statutory obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of inside information by broker-dealers, investment advisers or associated persons thereof. The Insider Trading Act also expands the potential exposure to civil penalties beyond the primary insider trading violators to securities firms and other "controlling persons" who knowingly or recklessly fail to take appropriate measures to prevent insider trading violations by their employees.

     In addition, the Insider Trading Act specifies that broker-dealers and investment advisers may be liable for failing to establish, maintain and enforce appropriate policies and procedures where such failure "substantially contributed to or permitted" a violation. This Policy Statement and Procedures attached hereto have been adopted pursuant to the foregoing requirements and considerations.

     STRICT COMPLIANCE WITH THIS POLICY STATEMENT AND RELATED PROCEDURES IS ESSENTIAL TO OUR FIRM AND ITS REPUTATION. THESE PROCEDURES ARE IN ADDITION TO AND SEPARATE FROM (I) THE PROVISIONS OF HORIZON'S CODE OF ETHICS RELATING TO PROPRIETARY TRADING OF EMPLOYEES, WHICH AMONG OTHER MATTERS REQUIRE PRIORITY OF CUSTOMER ORDERS AT ALL TIMES AND REPORTING OF ALL SUCH TRADING TO OUR COMPLIANCE DIRECTOR, (II) OTHER PROVISIONS OF LAW APPLICABLE TO INDIVIDUAL TRANSACTIONS BY INVESTMENT ADVISORY PERSONNEL, SECURITIES INDUSTRY EMPLOYEES AND FIDUCIARIES GENERALLY. NONCOMPLIANCE WITH THESE PROCEDURES OR OTHER PROVISIONS CAN BE GROUNDS FOR IMMEDIATE DISMISSAL BY HORIZON OF ANY EMPLOYEE. EVERY EMPLOYEE IS EXPECTED TO BE FAMILIAR WITH THIS POLICY STATEMENT AND PROCEDURES, OUR CODE OF ETHICS (BASED ON AIMR PRINCIPLES) AND OTHER GENERAL LEGAL REQUIREMENTS RELATING TO INDIVIDUAL SECURITIES TRANSACTIONS. THESE MATTERS CAN BE REVIEWED AT ANY TIME WITH OUR COMPLIANCE DIRECTOR.


INSIDER TRADING POLICY SUMMARY

     Inside information obtained by any employee of HORIZON with respect to any client of HORIZON from any source must be kept strictly confidential. Employees shall not act upon or disclose to any person material nonpublic or inside information except as may be necessary for legitimate business purposes. Questions regarding this area should be promptly directed to our Compliance Director, Andrew M. Fishman.

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     Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other such nonpublic information. Our clients' background and
financial   information,   securities   holdings,   balances,   etc.,  are  also
confidential and must not be discussed with any persons not affiliated with HORIZON whose responsibilities do not require knowledge of those facts and data.


SECTION I. POLICY STATEMENT ON INSIDER TRADING

     No officer, director or employee may trade, either personally or on behalf of another, on material nonpublic information or communicate material nonpublic information to another in violation of the law. This policy applies to every officer, director and employee of HORIZON and extends to one's activities both within an outside his or her duties at HORIZON. Each officer, director and employee must read and acknowledge receipt of this policy statement and retain a copy. Any questions regarding this policy and the related procedures should be referred to the Compliance Director.

     The term "insider trading" is not defined in the Federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     (1) trading by an insider, while in possession of material nonpublic information, or

     (2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

     (3)  communicating material nonpublic information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Director.

1. WHO IS AN INSIDER?

     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, HORIZON may become a temporary insider of a company for which it performs advisory, consulting or other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. WHAT IS MATERIAL INFORMATION?

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     Trading  on inside  information  is not a basis for  liability  unless  the
information  is  material.   "Material  information"  generally  is  defined  as
information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.


3. WHAT IS NONPUBLIC INFORMATION?

     Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.


4. BASES FOR LIABILITY

     (I) FIDUCIARY DUTY THEORY

     In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such as duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading, CHIARELLA V. U.S., 445 U.S. 22 (1980).

     In DIRKS V. SEC, 463 U.S. 646 (1983), the Supreme Court discussed alternate theories under which non-insiders can acquire the fiduciary duties of insiders:
(i)) non-insiders can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants); or (ii) non-insiders can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

     In the "tippee" situation, however, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

     (II) MISAPPROPRIATION THEORY

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     Another  basis for  insider  trading  liability  is the  "misappropriation"
theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. V. CARPENTER, SUPRA the Court found, in 1987, a columnist defrauded THE WALL STREET JOURNAL when he stole information from the JOURNAl and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously included under the fiduciary duty theory.


5. PENALTIES FOR INSIDER TRADING

     Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     o    civil injunctions

     o    treble damages

     o    disgorgement of profits

     o    jail sentences

     o fines, for the person who committed the violation, of up to three times the profit gained or loss avoided, whether or not the person actually benefited therefrom, and

     o fines, for the employer or other controlling person, of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in the imposition of serious sanctions by HORIZON, including dismissal of the persons involved.


SECTION II.  PROCEDURES TO IMPLEMENT THE HORIZON POLICY

     The following procedures have been established to assist the officers, directors and employees of HORIZON in avoiding insider trading, and to aid HORIZON in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of HORIZON must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Director.

1.       IDENTIFYING INSIDER INFORMATION

     Before trading for yourself or others, including client brokerage accounts, in the securities of a company about which you may have potential insider information, ask yourself the following questions:


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     (i)  Is the  information  material?  Is this  information  that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     (ii) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace through publication in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation?

     If, after consideration of the foregoing, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

     (i)  Immediately report the matter to the Compliance Director.

     (ii) Do not purchase or sell the securities on behalf of yourself or others, including family members or client advisory accounts.

     (iii)Do not communicate the information inside or outside HORIZON, other than to the Compliance Director.

     (iv) After the Compliance Director has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate information.


2. PERSONAL SECURITIES TRADING

     All officers, directors and employees of HORIZON shall submit to the Compliance Director report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest have participated within ten days after such transaction. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the Compliance Director. All brokerage firms at which any account for any of the foregoing persons is carried or any transaction for any of them is effected must be disclosed to, and approved in advance by, the Compliance Director.

3. RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

     Information in you possession that you identify as material and non-public may not be communicated to anyone, including persons within HORIZON, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4. RESOLVING ISSUES CONCERNING INSIDER TRADING


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     If,  after  consideration  of the  items set forth in  paragraph  1,  doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or with respect to the proprietary of any action, it
     must  be  discussed  with  the  Compliance   Director   before  trading  or
     communicating the information to anyone.

5. ACKNOWLEDGMENT

     I have read and understand the foregoing procedures and will comply in all respects with such procedures.



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         [SIGNATURE]                                        DATE


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              [PRINT NAME]



SECTION III. SUPERVISORY PROCEDURES

     The role of the Compliance Director is crucial to the implementation and maintenance of the HORIZON policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

1. PREVENTION OF INSIDER TRADING

     To prevent insider trading, the Compliance Director should:

     (i) provide, on a regular basis, information to familiarize officers, directors and employees with the HORIZON policy and procedures;

     (ii) answer questions regarding the HORIZON policy and procedures;

     (iii)resolve  issues  of  whether  information   received  by  an  officer,
          director or employee of HORIZON is material and nonpublic;

     (iv) review on a regular basis and update as necessary the HORIZON policy and procedures; and

     (v) when it has been determined that an officer, director or employee of HORIZON has material nonpublic information:

                    (a) implement measures to prevent dissemination of such information, and

                    (b)  if   necessary,   restrict   officers,   directors  and
                         employees form trading the securities.


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2 DETECTION OF INSIDER TRADING

     To detect insider trading, the Compliance Director should:

     (i) review the trading activity reports filed by each officer, director and employee;

     (ii) review,  to  the  extent  practicable,   trading  activity  in  client
          brokerage accounts;

     (iii)monitor such accounts as listed in items (i) and (ii) above and determine whether any material departures from normal trading patterns have occurred.

3. SPECIAL REPORTS TO MANAGEMENT

     Promptly, upon learning of a potential violation of the HORIZON policy and procedures against insider trading, the Compliance Director should prepare a written report to management providing full details and recommendations for further action.

4. ANNUAL REPORTS TO MANAGEMENT

     On an annual basis no later than 30 days after the end of each calendar year, the Compliance Officer will prepare a written report to the management of HORIZON setting forth the following:

     (i)  a summary of exiting procedures to detect and prevent insider trading;

     (ii) full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

     (iii)an evaluation of the current procedures and any recommendations for improvement; and

     (iv) a description of any continuing program regarding the dissemination of information designed to prevent insider trading, including the dates of such programs since the last report to management.



         REVIEWED AND ACCEPTED:

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                  [SIGNATURE]
         COMPLIANCE DIRECTOR
         Andrew M. Fishman